Exhibit 99

FOR IMMEDIATE RELEASE

3M Delivers Third-Quarter Sales of $7.7 Billion and Earnings of $2.05 per Share;

Company Announces Restructuring Plan

Third-Quarter Highlights:

•                                          Operating income margins of 24.3 percent, up 0.9 percentage points year-on-year

•                                          Organic local-currency sales growth of 1.2 percent, positive across all geographic areas

•                                          Returned $2.2 billion to shareholders via dividends and gross share repurchases

•                                          Closed acquisitions of Capital Safety and Polypore’s Separations Media business

ST. PAUL, Minn. – October 22, 2015 – 3M (NYSE: MMM) today reported third-quarter earnings of $2.05 per share, an increase of 3.5 percent versus the third quarter of 2014. Sales declined 5.2 percent year-on-year to $7.7 billion. Organic local-currency sales grew 1.2 percent and acquisitions, net of divestitures, added another 1.0 percent. Foreign currency translation reduced sales by 7.4 percent year-on-year.

Operating income was $1.9 billion and operating income margins for the quarter were 24.3 percent, up 0.9 percentage points year-on-year. Third-quarter net income was $1.3 billion and the company converted 101 percent of net income to free cash flow.

3M paid $635 million in cash dividends to shareholders and repurchased $1.5 billion of its own shares during the quarter.

Organic local-currency sales growth was 5.0 percent in Consumer, 3.7 percent in Health Care, 2.9 percent in Safety and Graphics and 0.2 percent in Industrial; Electronics and Energy declined 2.8 percent. On a geographic basis, organic local-currency sales grew 2.3 percent in Latin America/Canada, 1.5 percent in the U.S., 1.5 percent in EMEA (Europe, Middle East and Africa) and 0.4 percent in Asia Pacific.

“3M delivered a solid operational performance in a continued slow-growth environment, marked by strong earnings, organic growth in all geographic areas and expanded margins,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “We continue to take actions to strengthen our portfolio, increase our scientific edge through research and development, and transform our business processes through a new global ERP system. We are building a stronger, more streamlined and more focused company that can compete and win for years to come.”

To further strengthen its competitiveness, 3M also announced a restructuring plan that will result in an expected reduction of 1,500 positions worldwide with estimated pre-tax savings of $130 million in 2016. The company anticipates a fourth-quarter pre-tax charge of approximately $100 million, or $0.13 per share, related to this plan. Reductions will be primarily focused on structural overhead, largely in the U.S., and slower-growing markets with particular emphasis on EMEA and Latin America.

3M also updated its guidance for the full-year 2015.

Excluding the announced restructuring charges, 3M now expects earnings will be in the range of $7.73 to $7.78 per share, versus a prior range of $7.73 to $7.93 per share. On a GAAP basis, including the announced restructuring charges, the company expects earnings will be in the range of $7.60 to $7.65 per share.

Organic local-currency sales growth is expected to be in the range of 1.5 to 2.0 percent, versus previous guidance of 2.5 to 4 percent. The company anticipates that full-year free cash flow conversion will be in the range of 95 to 100 percent, versus a previous estimated range of 90 to 100 percent.

Third-Quarter Business Group Discussion

Industrial

•                  Sales of $2.6 billion, down 7.1 percent in U.S. dollars. Organic local-currency sales increased 0.2 percent, acquisitions increased sales 0.7 percent and foreign currency translation reduced sales by 8.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by automotive OEM, 3M purification, abrasives, and industrial adhesives and tapes; advanced materials declined.

•                  Sales grew in Latin America/Canada, Asia Pacific and EMEA; sales declined in the U.S.

•                  Operating income was $580 million, a decrease of 5.8 percent year-on-year; operating margin of 22.5 percent.

Safety and Graphics

•                  Sales of $1.4 billion, down 2.2 percent in U.S. dollars. Organic local-currency sales increased 2.9 percent, acquisitions increased sales 4.2 percent and foreign currency translation reduced sales by 9.3 percent.

•                  On an organic local-currency basis:

•                  Sales grew in roofing granules, commercial solutions and personal safety; traffic safety and security declined.

•                  Sales increased in Asia Pacific, EMEA and the U.S.; sales declined in Latin America/Canada.

•                  Operating income was $324 million, a decrease of 4.8 percent year-on-year; operating margin of 22.9 percent.

Health Care

•                  Sales of $1.3 billion, down 3.2 percent in U.S. dollars. Organic local-currency sales increased 3.7 percent, acquisitions increased sales by 0.9 percent and foreign currency translation reduced sales by 7.8 percent.

•                  On an organic local-currency basis:

•                  Sales grew in health information systems, food safety, critical and chronic care, oral care and infection prevention; drug delivery systems declined year-on-year.

•                  Sales grew in all areas led by Latin America/Canada, Asia Pacific and the U.S.

•                  Operating income was $432 million, an increase of 0.1 percent year-on-year; operating margin of 32.1 percent.

Electronics and Energy

•                  Sales of $1.4 billion, down 8.1 percent in U.S. dollars. Organic local-currency sales declined 2.8 percent, divestitures reduced sales by 0.7 percent and foreign currency translation reduced sales by 4.6 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales declined 3 percent, as sales grew in electronics materials solutions and declined in display materials and systems; energy-related sales declined 2 percent, as growth in telecom was offset by declines in electrical markets and renewable energy.

•                  Sales grew in EMEA; sales declined in the U.S., Latin America/Canada and Asia Pacific.

•                  Operating income was $342 million, an increase of 1.4 percent year-on-year; operating margin of 24.9 percent.

Consumer

•                  Sales of $1.2 billion, down 1.2 percent in U.S. dollars. Organic local-currency sales increased 5.0 percent and foreign currency translation reduced sales by 6.2 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by stationery and office supplies, home improvement and home care.

•                  Sales rose in the U.S., Asia Pacific and EMEA; Latin America/Canada sales declined year-on-year.

•                  Operating income was $293 million, up 7.5 percent year-on-year; operating margin of 25.2 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

•               Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21735069). The telephone replay will be available until 10:30 a.m. CDT on October 27, 2015.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the

Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$7,712	$8,137	$22,976	$24,102

Operating expenses
Cost of sales	3,877	4,205	11,556	12,420
Selling, general and administrative expenses	1,530	1,597	4,644	4,875
Research, development and related expenses	429	434	1,330	1,334

Total operating expenses	5,836	6,236	17,530	18,629

Operating income	1,876	1,901	5,446	5,473

Interest expense and income
Interest expense	38	28	104	110
Interest income	(7)	(7)	(18)	(25)

Total interest expense – net	31	21	86	85

Income before income taxes	1,845	1,880	5,360	5,388

Provision for income taxes	547	569	1,558	1,569

Net income including noncontrolling interest	$1,298	$1,311	$3,802	$3,819

Less: Net income attributable to noncontrolling interest	2	8	7	42

Net income attributable to 3M	$1,296	$1,303	$3,795	$3,777

Weighted average 3M common shares outstanding – basic	620.6	645.3	629.4	652.9
Earnings per share attributable to 3M common shareholders – basic	$2.09	$2.02	$6.03	$5.78

Weighted average 3M common shares outstanding – diluted	631.2	657.9	641.2	665.7
Earnings per share attributable to 3M common shareholders – diluted	$2.05	$1.98	$5.92	$5.67

Cash dividends paid per 3M common share	$1.025	$0.855	$3.075	$2.565

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	September 30,	December 31,	September 30,
	2015	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$1,605	$1,897	$1,929
Marketable securities — current	153	626	767
Accounts receivable — net	4,610	4,238	4,711
Inventories	3,709	3,706	3,945
Other current assets	1,531	1,298	1,329
Total current assets	11,608	11,765	12,681
Marketable securities — non-current	13	828	1,105
Investments	112	102	108
Property, plant and equipment — net	8,470	8,489	8,499
Goodwill and intangible assets — net (a)	11,986	8,485	8,729
Prepaid pension benefits (c)	60	46	720
Other assets (c)	1,009	1,554	934
Total assets	$33,258	$31,269	$32,776

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,279	$106	$2,119
Accounts payable	1,600	1,807	1,796
Accrued payroll	684	732	728
Accrued income taxes	105	435	382
Other current liabilities (b)	2,364	2,918	2,680
Total current liabilities	7,032	5,998	7,705
Long-term debt	8,974	6,731	5,225
Pension and postretirement benefits (c)	3,462	3,843	1,849
Other liabilities	1,566	1,555	1,791
Total liabilities	$21,034	$18,127	$16,570

Total equity (b)(c)	$12,224	$13,142	$16,206
Shares outstanding
September 30, 2015: 615,712,937 shares
December 31, 2014: 635,134,594 shares
September 30, 2014: 640,818,842 shares
Total liabilities and equity	$33,258	$31,269	$32,776

(a)                                 In August 2015, 3M completed the acquisitions of Capital Safety and Polypore’s Separations Media business. In March 2015, 3M completed the acquisition of Ivera Medical Corp. The combination of these acquisitions increased goodwill and intangible assets — net by approximately $3.9 billion at September 30, 2015.

(b)                                 In December 2014, 3M’s board of directors declared a first-quarter 2015 dividend of $1.025 per share (paid in March 2015). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2014, by approximately $0.6 billion.

(c)                                  The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2014, these required annual measurements decreased prepaid pension benefits by $0.7 billion, increased deferred taxes within other assets by $0.8 billion, increased pension and postretirement benefits’ long-term liabilities by $1.9 billion, and decreased stockholders’ equity by $1.8 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine months ended
	September 30,
	2015	2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,082	$4,443

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,015)	(1,003)
Acquisitions, net of cash acquired	(2,910)	(94)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	1,256	383
Other investing activities	58	136

NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES	(2,611)	(578)

Cash flows from financing activities:
Change in debt	3,787	1,448
Purchases of treasury stock	(4,104)	(4,373)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	518	739
Dividends paid to shareholders	(1,933)	(1,672)
Purchase of noncontrolling interest (d)	—	(699)
Other financing activities	38	84

NET CASH USED IN FINANCING ACTIVITIES	(1,694)	(4,473)

Effect of exchange rate changes on cash and cash equivalents	(69)	(44)

Net increase (decrease) in cash and cash equivalents	(292)	(652)
Cash and cash equivalents at beginning of year	1,897	2,581

Cash and cash equivalents at end of period	$1,605	$1,929

(d)                                 This is primarily related to the purchase of the remaining noncontrolling interest of Sumitomo 3M Limited from Sumitomo Electric Industries, Ltd. for 90 billion Japanese Yen. The transaction closed on September 1, 2014, for approximately $865 million at closing date exchange rates. Approximately $694 million was recorded as a financing activity in the statement of cash flows while the remainder was recorded as a current liability (paid in October 2014).

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
Free Cash Flow	2015	2014	2015	2014

Net cash provided by operating activities	$1,664	$1,711	$4,082	$4,443
Purchases of property, plant and equipment	(354)	(369)	(1,015)	(1,003)

Free Cash Flow (e)	$1,310	$1,342	$3,067	$3,440

Free Cash Flow Conversion (e)	101%	103%	81%	91%

(e)                                  Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the Company and its ability to generate cash.

	September 30,	December 31,	September 30,
Net Debt	2015	2014	2014

Total Debt	$11,253	$6,837	$7,344
Less: Cash and Cash Equivalents and Marketable Securities	1,771	3,351	3,801

Net Debt (f)	$9,482	$3,486	$3,543

(f)                                   The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies.

	September 30,	December 31,	September 30,
Working Capital Index	2015	2014	2014

Net Working Capital Turns (g)	4.6	5.0	4.7

(g)                                  The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three months ended September 30, 2015
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	1.2%	0.4%	(0.6)%	(2.7)%	0.1%
Price	0.3	—	2.1	5.0	1.1
Organic local-currency sales	1.5	0.4	1.5	2.3	1.2
Acquisitions	1.8	0.5	0.9	1.1	1.1
Divestitures	(0.3)	(0.1)	(0.1)	(0.1)	(0.1)
Translation	—	(6.9)	(14.4)	(21.1)	(7.4)
Total sales change	3.0%	(6.1)%	(12.1)%	(17.8)%	(5.2)%

	Three months ended September 30, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	0.2%	0.7%	—%	(8.0)%	(7.1)%
Safety and Graphics	2.9%	4.2%	—%	(9.3)%	(2.2)%
Electronics and Energy	(2.8)%	—%	(0.7)%	(4.6)%	(8.1)%
Health Care	3.7%	0.9%	—%	(7.8)%	(3.2)%
Consumer	5.0%	—%	—%	(6.2)%	(1.2)%

	Nine months ended September 30, 2015
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	2.5%	2.2%	(1.2)%	(2.2)%	1.0%
Price	0.4	—	1.8	4.4	1.0
Organic local-currency sales	2.9	2.2	0.6	2.2	2.0
Acquisitions	0.8	0.2	0.3	0.4	0.5
Divestitures	(0.3)	(0.1)	—	(0.1)	(0.1)
Translation	—	(5.6)	(15.8)	(16.4)	(7.1)
Total sales change	3.4%	(3.3)%	(14.9)%	(13.9)%	(4.7)%

	Nine months ended September 30, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	1.5%	0.2%	—%	(7.6)%	(5.9)%
Safety and Graphics	4.0%	1.4%	—%	(8.7)%	(3.3)%
Electronics and Energy	(0.2)%	—%	(0.8)%	(4.3)%	(5.3)%
Health Care	3.3%	0.8%	—%	(7.5)%	(3.4)%
Consumer	3.5%	—%	—%	(5.7)%	(2.2)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS SEGMENT INFORMATION	Three months ended		Nine months ended
NET SALES	September 30,		September 30,
(Millions)	2015	2014	2015	2014

Industrial	$2,575	$2,772	$7,867	$8,363
Safety and Graphics	1,417	1,448	4,221	4,365
Electronics and Energy	1,378	1,500	4,010	4,233
Health Care	1,346	1,390	4,039	4,180
Consumer	1,162	1,177	3,321	3,395
Corporate and Unallocated	2	3	—	5
Elimination of Dual Credit	(168)	(153)	(482)	(439)

Total Company	$7,712	$8,137	$22,976	$24,102

BUSINESS SEGMENT INFORMATION	Three months ended		Nine months ended
OPERATING INCOME	September 30,		September 30,
(Millions)	2015	2014	2015	2014

Industrial	$580	$616	$1,787	$1,851
Safety and Graphics	324	340	1,023	1,011
Electronics and Energy	342	338	902	858
Health Care	432	432	1,280	1,293
Consumer	293	272	792	741
Corporate and Unallocated	(58)	(63)	(232)	(184)
Elimination of Dual Credit	(37)	(34)	(106)	(97)

Total Company	$1,876	$1,901	$5,446	$5,473

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

Investor Contacts:	Bruce Jermeland	Media Contact:	Donna Fleming Runyon
	3M		3M
	(651) 733-1807		(651) 736-7646

Mike Kronebusch
3M
(651) 733-1141

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000